Exhibit 8.2

Baker& Hostetler LLP

3200 National City Center
1900 East 9th Street
May 27, 2008	Cleveland, OH 44114-3485

T 216.621.0200
F 216.696.0740
www.bakerlaw.com
ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082
Ladies and Gentlemen:
     We have acted as tax counsel to ProCentury Corporation, an Ohio corporation (the “Company”), in connection with the proposed merger (the “Merger”) of the Company into MBKPC Corp., a Michigan corporation (“Merger Sub”) and a wholly-owned subsidiary of Meadowbrook Insurance Group, Inc., a Michigan corporation (“Meadowbrook”), pursuant to that certain Agreement and Plan of Merger, dated as of February 20, 2008, by and among the Company, Meadowbrook, and Merger Sub, as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 6, 2008, by and among the Company, Meadowbrook, and Merger Sub (the “Merger Agreement”). Except as otherwise indicated, all capitalized terms not defined herein have the meanings set forth in the Merger Agreement.
Scope of Our Opinion
     Our opinion is limited to the specific federal income tax consequences presented herein under the heading “Opinion.” We express no opinion with respect to any non-income tax consequences, or any state, local, foreign or other tax consequences associated with the Merger.
     Our opinion is based upon our interpretation of relevant provisions of the Internal Revenue Code of 1986, as amended through the date of this opinion (the “Code”), Treasury Regulations, reported judicial opinions, published administrative rulings, procedures, and interpretations, all of which are subject to change prospectively or retroactively, which changes might alter our opinion.1 Our opinion is expressed as of the date of this letter and we assume no responsibility to update this opinion for changes in applicable law or authorities occurring after the date of this opinion. Our opinion is not binding on the Internal Revenue Service (“IRS”) or the Courts.

[1]	All section references herein are to the Internal Revenue Code of 1986, as amended, and all regulation references (Treas. Reg. §; Temp. Treas. Reg. §; Prop. Treas. Reg. §) are to the final, temporary, or proposed regulations promulgated thereunder, unless otherwise indicated.

Cincinnati	Cleveland	Columbus	Costa Mesa	Denver	Houston	Los Angeles	NewYork	Orlando	Washington, DC

PRIVILEGED & CONFIDENTIAL
May 27, 2008

     This opinion is intended solely for the use of the Company and may not be relied upon by third parties.
     The United States Treasury and the IRS have promulgated rules at 31 CFR Part 10, the so-called “Circular 230 Rules,” that govern practice before the IRS. The Circular 230 Rules provide standards that must be satisfied with respect to the issuance of a “Covered Opinion.” Covered Opinions include opinions on which taxpayers may rely for protection from certain IRS penalties and that provide a level of confidence of at least more likely than not (i.e., a greater than 50 percent likelihood) that one or more significant federal tax issues will be resolved in the taxpayer’s favor.
     You have asked for our opinion only with respect to the specific issues addressed under the heading “Opinion”, which are less than all of the significant federal tax issues potentially applicable to the Merger. We have determined that the Merger is neither a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2), nor a transaction the principal purpose of which is avoidance or evasion of U.S. federal income tax. Accordingly, we believe we can render this Opinion as a “limited scope” opinion within the meaning of Circular 230.
     Pursuant to Circular 230, we hereby inform you that (i) this opinion is limited to the federal tax issues addressed under the heading “Opinion”; (ii) issues other than the issues addressed herein may exist that could affect the federal tax treatment of the Merger, and our opinion does not consider or provide a conclusion with respect to such issues; and (iii) with respect to any significant federal tax issues outside the limited scope of this opinion, the opinion was not written, and cannot be used for the purposes of avoiding penalties.
Facts, Representations and Assumptions
     Our opinion is based on the completeness and accuracy of the facts, assumptions and representations as stated herein. If any of the facts, assumptions or representations is not entirely complete or accurate, please inform us immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions.
     Our opinion is conditioned upon the accuracy and completeness in all material respects of the facts and assumptions herein, and specifically the representations and warranties with respect to the Merger made by the Company, Meadowbrook and Merger Sub as set forth in the Representation Letters (the “Representation Letters”). If any of the facts, assumptions or representations upon which this opinion is based prove incorrect, the tax consequences may change.

PRIVILEGED & CONFIDENTIAL
May 27, 2008

     In connection with rendering our opinion, we have examined (without independently verifying the matters set forth therein) and relied upon the facts and statements set forth in: (i) the Merger Agreement, (ii) the “United States Federal Income Tax Consequences of the Merger” section of the Registration Statement on Form S-4, with respect to the registration under the Securities Act of 1933 of the offering of Shares of Meadowbrook’s Common Stock in connection with the Merger, filed with the Securities and Exchange Commission (the “Registration Statement”), and (iii) the Representation Letters; and have made such other investigations as we have deemed necessary or appropriate as a basis for this opinion. Our opinion is based exclusively on our review of these documents (collectively the “Transaction Documents”), the representations the Company has provided to us, and assumptions set forth below. With your consent, we have assumed that all statements, facts and representations in the Transaction Documents are true and correct as of the date hereof and as of all other relevant times.
     In connection with rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as forms, duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In addition, we have assumed that: (i) the Merger will be effected in accordance with the terms of the Merger Agreement, and the laws of the United States and applicable state law, and (ii) all parties to the Merger Agreement will report the Merger on their U.S. federal income tax returns in a manner consistent with this opinion. We believe that these assumptions, including assumptions as to future events, are reasonably based in either law or fact, and are formulated based on all the relevant facts known to us as of the date of this opinion.
Opinion
     Based on the foregoing, and subject to the qualifications and limitations herein and in the Transaction Documents, we hereby confirm the following statements set forth in the Registration Statement under the heading “United States Federal Income Tax Consequences of the Merger”:
1.	The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. Meadowbrook, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Code Section 368(b). Assuming that the Merger constitutes such a reorganization, then opinions 2 through 6 apply.

2.	No gain or loss will be recognized by either Meadowbrook or Merger Sub on the receipt by Merger Sub of substantially all of the assets of the Company in exchange for Meadowbrook’s common stock, cash and the assumption by Merger Sub of the liabilities of the Company. Treasury Regulations Section 1.1032-2.

3.	No gain or loss will be recognized by the Company on its transfer of substantially all of its assets to Merger Sub in exchange for Meadowbrook common stock, cash (distributed to the Company shareholders) and the assumption by Merger Sub of the Company’s liabilities. Code Sections 361(b) and 357(a).

PRIVILEGED & CONFIDENTIAL
May 27, 2008

4.	No gain or loss will be recognized by the Company shareholders solely on the receipt of Meadowbrook common stock in the exchange for their Company common stock in the Merger. Code Section 354(a).

5.	Gain, if any, will be recognized by Company shareholders upon the receipt of Meadowbrook common stock and cash in the Merger, but not in excess of the amount of cash received. Code Section 356(a)(1). If the exchange has the effect of a distribution of a dividend (determined with the application of Code Section 318(a)), then the amount of gain recognized that is not in excess of the Company shareholder’s ratable share of the undistributed earnings and profits will be treated as a dividend. Code Section 356(a)(2). No loss will be recognized pursuant to Code Section 356(c).

6.	To the extent any Company shareholders receive solely cash in the Merger in exchange for Company common stock, the amount of gain recognized by said shareholder will be calculated under Code Section 1001 and Treasury Regulations Section 1.1001 – 1.
     We hereby consent to the filing of this opinion as an Exhibit 8.2 to the Registration Statement filed under the Act, with regard to the Merger, and to the reference to us in the prospectus and any prospectus supplements contained therein under the headings “United States Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/Baker & Hostetler LLP

Baker & Hostetler LLP